EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD TRUST COMPLETES REFINANCING RESULTING IN APPROXIMATELY $81 MILLION OF EXCESS PROCEEDS AND
ANNOUNCES REFINED SALES PROCESS FOR SELECT-SERVICE
HOTEL PORTFOLIO

DALLAS, January 25, 2016 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully refinanced three mortgage loans with existing balances of approximately $268 million. The previous mortgage loans that were refinanced include:

•	$91 million UBS 2 loan with a final maturity date in December 2015

•	$103 million Merrill 2 loan with a final maturity date in February 2016

•	$74 million Merrill 7 loan with a final maturity date in February 2016
The new loan totals $375 million and resulted in excess proceeds of approximately $81 million after closing costs and reserves. The next hard debt maturity for the Company is in April 2017.
The Company also announced that it is no longer marketing the 24-hotel select-service hotel portfolio as a single portfolio, but will instead pursue the sale of these assets in smaller groups and individually. Further, the Company will pursue the opportunistic sales of its other 38 select-service hotels over time. This past quarter, over a very short period of time, the market for large portfolios of select-

service assets changed dramatically, resulting in reduced bids that the Company’s management and Board of Directors believe does not capture the full portfolio value for shareholders. The refined sales process in the form of smaller portfolios and/or individual assets is expected to garner higher values in the current market environment.
“We are pleased to close this refinancing which addressed our remaining 2015 debt maturity as well as all of our 2016 debt maturities,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “This increased financial flexibility, coupled with the significant excess proceeds, meaningfully improves our liquidity position.”
Mr. Bennett continued, “Consistent with our commitment to maximize value for our shareholders, we believe the best course of action is to exercise patience and pursue an opportunistic sales approach in an effort to capture full value for our attractive portfolio of select-service hotels. We are fully committed to our refined investment strategy of focusing on upper upscale, full-service hotels and given the industry-leading insider ownership at Ashford Trust, this management team is highly aligned with investors to maximize shareholder value.”
Regarding the refinancing, the previous mortgage loans were refinanced through one new mortgage loan pool with a two-year initial term and four one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 4.87%. The loan is secured by seventeen hotels: Sheraton City Center Indianapolis, Hilton Houston Nassau Bay, Hilton St. Petersburg Waterfront, Embassy Suites Palm Beach, Embassy Suites Houston Galleria, Courtyard Crystal City Arlington, Courtyard Alpharetta, Courtyard Foothill Ranch, Residence Inn Falls Church, Residence Inn San Diego Sorrento Mesa, Embassy Suites Austin Arboretum, Embassy Suites Dallas Galleria, Embassy Suites Las Vegas Airport, Courtyard Bloomington, Hampton Inn Evansville, Residence Inn Evansville, and Hilton Garden Inn Jacksonville. The Company was also able to structure attractive release provisions in the event the Company wishes to sell any of the hotels encumbered by the financing. Through this refinancing, the SpringHill Suites Jacksonville is now unencumbered by debt.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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